Exhibit 5.1

SHUMAKER, LOOP & KENDRICK, LLP
ATTORNEYS AT LAW

BANK OF AMERICA PLAZA, SUITE 2800
101 EAST KENNEDY BOULEVARD
TAMPA, FLORIDA 33602
(813) 229-7600
FAX (813) 229-1660
_______

MAILING ADDRESS:
POST OFFICE BOX 172609
TAMPA, FLORIDA 33672-0609

March 17, 2006
Oragenics, Inc.
13700 Progress Boulevard
Alachua, Florida 32615

Re: Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Oragenics, Inc., a Florida corporation (the “Company”), in connection with the filing of a Form S-3 registration statement, (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of resale of 3,000,000 shares of common stock, par value $.001 per share, of which 1,500,000 shares (the “Common Shares”) were issued to the selling shareholders and 1,500,000 shares (the “Warrant Shares”) are issuable upon the exercise of certain warrants (the “Warrants”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that (i) the Common Shares have been duly authorized and are legally issued, fully paid, and non-assessable and (ii) the Warrant Shares have been duly authorized and when issued, delivered and paid for in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the Business Corporation Act of the State of Florida

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SHUMAKER, LOOP & KENDRICK, LLP